Exhibit 99.k3

MANAGEMENT FEE WAIVER AGREEMENT

ARES PRIVATE MARKETS FUND

245 Park Avenue, 44th Floor

New York, New York 10167

February 24, 2022

Ares Capital Management II LLC

245 Park Avenue, 44th Floor

New York, New York 10167

Ladies and Gentlemen:

Ares Capital Management II LLC (the "Adviser") hereby agrees, that for the period beginning on the commencement of operations ("Commencement Date") of Ares Private Markets Fund (the "Fund") until March 31, 2023 ("Limitation Period"), to reduce the annual rate of its Advisory Fee payable under the Investment Advisory and Management Agreement, dated February 24, 2022, between the Adviser and the Fund (the "Advisory Agreement") from 1.40% to 0.25% (the "Fee Waiver"). The Fee Waiver shall not apply to nor have any effect on the Incentive Fee payable pursuant to the terms of the Advisory Agreement.

This Agreement will be governed by, construed under and interpreted and enforced in accordance with the laws of the state of New York, without regard to principles of conflicts of laws of any jurisdiction to the contrary and the applicable provisions of the Investment Company Act of 1940, as amended (the "1940 Act"), if any. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Trustees of the Fund (the "Board"), including a majority of the Trustees who are not "interested persons" (as defined in Section 2(a)(19) of the 1940 Act) of the Fund (the "Independent Trustees"). This Agreement may not be terminated by the Adviser prior to the expiration of the Limitation Period. This Agreement supersedes any prior agreement with respect to the subject matter hereof.

The Adviser may extend or otherwise amend the terms of this Agreement, subject to approval of the Board, including a majority of the Independent Trustees, after the initial term of this Agreement.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

ARES PRIVATE MARKETS FUND

		By:	/s/ Ian Fitzgerald

		Name:	Ian Fitzgerald

		Title:	Secretary

ARES CAPITAL MANAGEMENT II LLC

By:	/s/ Matthew Jill

Name:	Matthew Jill

Title:	Authorized Signatory